SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to ss. 240.14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
V INVESTMENT PARTNERS III LLC
LOCKSMITH CAPITAL ADVISORS INC.
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Tuesday, October 25, 2011

PEERLESS SYSTEMS CORPORATION FILES PROXY STATEMENT AND
SEEKS SUPPORT FROM MODUSLINK GLOBAL SOLUTIONS, INC.’S
STOCKHOLDERS TO ELECT ITS TWO NOMINEES AND FOR APPROVAL OF
PEERLESS’ PROPOSAL TO ELIMINATE MODUSLINK’S CLASSIFIED BOARD

Stamford, CT – Peerless Systems Corporation (Nasdaq: PRLS) (“Peerless”) announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its intended solicitation of proxies for the 2011 Annual Meeting of Stockholders of ModusLink Global Solutions, Inc. (Nasdaq: MLNK) (“ModusLink” or the “Company”).

Peerless is seeking support from stockholders to elect two highly qualified nominees to ModusLink’s Board of Directors -- Timothy E. Brog and Jeffrey A. Wald, and to vote for its non-binding proposal to eliminate the Company’s Classified Board of Directors so that in the future, all directors are elected annually.  If elected, the Peerless nominees will promote an immediate sense of urgency in the boardroom and set a tempo for quickly implementing substantial and lasting business improvements.

Peerless believes that the ModusLink Board must be held accountable for its poor corporate governance, disastrous financial and stock price performance, and the deterioration of investor confidence, as evidenced by several disenfranchised stockholders recently and publicly demanding radical changes to the Board of Directors and management team of ModusLink.

Like many of these investors, Peerless is gravely concerned about ModusLink’s leadership and direction.  Timothy E. Brog, Peerless Chairman and Chief Executive Officer and a director nominee, stated, “We believe there is an urgent need for change at ModusLink because the Board of Directors, as it is currently constituted, has utterly failed in their duty to protect and enhance shareholder value.”

Mr. Brog added, “The status quo is completely unacceptable and shareholders deserve better.  We believe both management and the Board have had ample opportunity to address the Company's deficiencies. In our opinion, the Company’s poor performance, which spans many years, needs immediate attention.”

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On October 24, 2011, Peerless Systems Corporation ("Peerless") filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the annual meeting of shareholders of ModusLink Global Solutions, Inc.  Peerless will prepare and file a definitive proxy statement in connection with the Annual Meeting. You should read the definitive proxy statement when it becomes available because it will contain important information.

Stockholders will be able to obtain free copies of the Proxy Statement filed with the SEC by Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.

Detailed information regarding the identity and interests of individuals who may be deemed participants in the solicitation of proxies relating to the Annual Meeting is available in the preliminary proxy statement filed with the SEC on October 24, 2011.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation. Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets. Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

CONTACT:
Timothy E. Brog
Chairman and CEO
Peerless Systems Corporation
(203) 350-0040